Exhibit 99.1

Technitrol Reports Q108 Results

PHILADELPHIA--(BUSINESS WIRE)--Technitrol, Inc. (NYSE:TNL) reported consolidated revenues of $274.9 million for its first fiscal quarter ended March 28, 2008. Revenues were $256.5 million in the previous quarter and $254.4 million in the first quarter of 2007.

According to U.S. Generally Accepted Accounting Principles (GAAP), first-quarter net earnings were $14.7 million, or $0.36 per diluted share, compared with $16.8 million, or $0.41 per diluted share, in the prior quarter and $4.7 million, or $0.12 per diluted share, in the first quarter of 2007. First-quarter 2008 revenues and earnings reflect approximately four weeks of results from the February 28, 2008 acquisition of Sonion A/S. First-quarter 2008 GAAP results include after-tax severance and asset-impairment expenses in the Electronic Components Group -- related primarily to previously announced restructuring and relocation of European operations – of approximately $1.6 million ($0.04 diluted per share). Also included was a net favorable impact of several items related primarily to the acquisition of Sonion (including the settlement of a foreign exchange contract, accelerated depreciation, amortization of a retired credit facility’s fees and the effect of inventory purchase accounting adjustments) amounting to approximately $2.5 million after taxes ($0.06 per diluted share). Excluding these items, adjusted earnings per diluted share in the first quarter were $0.34, compared to $0.52 in the prior quarter and $0.36 in the first quarter of 2007, excluding similar charges. (See the attached "Non-GAAP Measures" table that reconciles net earnings per diluted share to non-GAAP net earnings per diluted share.)

First-quarter earnings were influenced by the effect of lower volumes in certain Electronic Components Group products and significant capacity constraints in China. The Group experienced order delays, particularly for components used in wireless handsets, from key customers until the second quarter, when forecasted demand is expected to fully recover. Wirewound components for wireline communication and power management equipment were seriously impacted by the capacity constraints in China. An acute labor shortage due to severe winter storms around the normally challenging Chinese New Year holiday period resulted in an inability to deliver backlog for more than four weeks. This situation was slowly – and expensively - resolved by adding sufficient capacity before the end of the quarter. As a result, demand for these products entering the second quarter was particularly strong.

Before severance and asset-impairment expense and other adjustments, earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings in the attached "Non-GAAP Measures" table) were $26.9 million in the first quarter of 2008, compared with $33.7 million in the previous quarter and $27.1 million in the first quarter of 2007.

Net debt at March 28, 2008 was $309.7 million (debt of $364.1 million less cash and equivalents of $54.4 million), compared with net cash of $105.8 million (cash and equivalents of $116.3 million less debt of $10.5 million) at the end of the previous quarter. Changes in Technitrol’s debt and cash positions since December 28, 2007 relate mostly to the financing of the Sonion acquisition. During March 2008, Technitrol paid down $12 million of the incremental debt. Technitrol's capital spending in the first quarter of 2008 was approximately $5.3 million.

Technitrol’s Electronic Components Group designs and manufactures a wide variety of electronic components and modules. Revenues for the first quarter were $170.9 million, compared with $170.1 million in the prior quarter and $164.0 million in the first quarter of 2007. First-quarter revenues reflect the inclusion of approximately four weeks of Sonion. Without Sonion, segment revenues were lower than expected due to the order delays and capacity constraints mentioned above. In addition, demand for components used in wireless terminal devices was seasonally lower than in the prior quarter, in proportion to what has been reported publicly by major customers. These issues are not expected to recur in the second quarter. In fact, activity has strengthened significantly beginning in March.

GAAP operating profit for the Electronic Components Group was $7.6 million in the first quarter, compared with $14.9 million in the fourth quarter and $3.1 million in the first quarter of 2007. Excluding pre-tax severance and asset-impairment expenses ($2.0 million), related primarily to previously announced restructuring and relocation of European operations, and the impact of purchase accounting adjustments, accelerated depreciation and inventory write-downs, first-quarter 2008 segment operating profit was approximately $11.1 million, compared with $19.5 million in the fourth quarter and $14.1 million in the first quarter of 2007, excluding similar charges. (See "Non-GAAP Measures" table). Partly offsetting the effects of volume inefficiencies and capacity constraints was better performance at the Group’s automotive components operations, where the transfer from Europe and North Africa to China is proceeding on or ahead of schedule.

Technitrol’s Electrical Contact Products Group manufactures a full range of electrical contacts, contact materials and contact assemblies. First-quarter shipments reflected steady European and strong Asian markets, weaker North American markets due to the effects of the slowing construction industry and the rising costs of raw materials, particularly silver. Revenues in the first quarter were $104.0 million, compared with $86.4 million in the previous quarter and $90.5 million in the first quarter of 2007. Incremental revenues in the most recent period reflect primarily higher pass-through prices for silver, along with the favorable translation effect of a weaker dollar relative to the euro, in which the majority of the Group’s business is transacted.

First-quarter GAAP operating profit for the Group was $5.8 million, comparable with $5.3 million in the previous quarter and $5.0 million in the first quarter of 2007. Excluding severance and asset-impairment expense, operating profit was $5.6 million in the previous quarter. (See "Non-GAAP Measures" table).

Outlook

Based on a significant recovery in order rates, and the resolution to the labor capacity issue affecting wirewound components, along with customer forecasts and publicly available market and peer company reports, Technitrol expects second-quarter 2008 consolidated revenues to be in the range of $325 million to $330 million. Excluding severance and asset-impairment expenses, second-quarter consolidated operating profit is expected to be approximately $25 million, and the effective tax rate, between 17% and 19%.

The company continues to target operating profit improvement of 10% in fiscal 2008 over 2007, driven by the transfer of the Electronic Components Group’s automotive component operations to China, cost benefits of the Group’s new Central China factory as compared to southern China, and the ramp-up of outsourced contact assembly production in the Electrical Contact Products Group. Technitrol’s projections for the Sonion business also are unchanged. Integration efforts are under way and on schedule, and implementation of significant expense savings actions has begun.

Technitrol does not plan to provide further outlook information until results are reported for the second quarter of 2008. In the absence of public announcements from Technitrol, changes in forecasts, positive or negative, from equity analysts are unofficial and should be considered with due caution.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-K report for the year ended December 28, 2007 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).”

These risk factors include, but are not limited to, the following:

  Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.
  Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.
  An inability to adequately respond to changes in technology or customer needs may decrease our sales.
  If our inventories become obsolete, our future performance and operating results will be adversely affected.
  An inability to capitalize on our recent or future acquisitions may adversely affect our business.
  Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.
  An inability to identify additional acquisition opportunities may slow our future growth.
  If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.
  If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.
  Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.
  A decrease in availability of our key raw materials could adversely affect our profit margins.
  Costs associated with precious metals and base metals may not be recoverable.
  Competition may result in lower prices for our products and reduced sales.
  Fluctuations in foreign currency exchange rates may adversely affect our operating results.
  Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.
  Shifting our operations between regions may entail considerable expense.
  Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.
  Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.
  Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.
  The unavailability of insurance against certain business risks may adversely affect our future operating results.
  Environmental liability and compliance obligations may affect our operations and results.
  An increase in our debt levels could adversely affect our financial position, liquidity and perception of our financial condition in the financial markets.
  Our results may be negatively affected by changing interest rates.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, hearing, medical, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Thursday, April 24, 2008 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on April 24, 2008 and concluding at midnight, May 1, 2008. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended
	3/28/08	3/30/2007

Net sales	$274,858	$254,432
Cost of goods sold	218,716	199,690
Gross profit	56,142	54,742
Selling, general and administrative expenses	40,812	36,736
Severance and asset-impairment expenses	1,965	9,915
Operating profit	13,365	8,091

Interest expense, net	(2,086)	(1,252)
Other income, net	3,910	251
Net earnings before income taxes and minority interest	15,189	7,090
Income taxes	371	2,189
Minority interest, net of income taxes	(81)	(190)
Net earnings	14,737	4,711

Basic earnings per share	0.36	0.12
Diluted earnings per share	0.36	0.12

Weighted average common and equivalent shares outstanding	40,836	40,720
BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended
	3/28/08	3/30/07
Net sales
Electronic components	$170,870	$163,961
Electrical contact products	103,988	90,471
Net sales	274,858	254,432
Operating profit
Electronic components	7,555	3,100
Electrical contact products	5,810	4,991
Operating profit	13,365	8,091

FINANCIAL POSITION
(in thousands, except per-share amounts)	3/28/2008	12/28/2007
	(unaudited)

Cash and equivalents	$54,439	$116,289
Trade receivables, net	202,264	164,859
Inventories	173,290	122,115
Other current assets	34,007	24,864
Fixed assets	200,779	97,767
Other assets	606,500	295,459
Total assets	1,271,279	821,353
Accounts payable	129,187	104,214
Accrued expenses	115,126	92,096
Long-term debt	364,080	10,467
Other long-term liabilities	43,594	43,550
Total liabilities	651,987	250,327
Minority interest	10,029	9,947
Shareholders' equity	609,263	561,079
Total liabilities and shareholders’ equity	1,271,279	821,353
Net worth per share	14.89	13.72
Shares outstanding	40,925	40,901

NON-GAAP MEASURES (UNAUDITED) (in thousands except per-share amounts)

1. EBITDA excluding severance and asset-impairment expense and other adjustments
	Quarter Ended
	3/28/2008	12/28/2007	3/30/2007

Net earnings	$14,737	$16,819	$4,711
Minority interest	81	(98)	190
Income taxes	371	2,034	2,189
Interest expense, net	2,086	765	1,252
Other (income) expense	(3,910)	691	(251)
Depreciation and amortization	10,200	8,596	7,990
EBITDA	23,565	28,807	16,081
Severance and asset-impairment expenses	1,965	4,938	9,915
Other adjustments: impact of purchase accounting adjustments and inventory write-downs	1,327	--	1,064
EBITDA excluding severance and asset-impairment expense and other adjustments	26,857	33,745	27,060
2. Net earnings per diluted share excluding severance and asset impairment expense and other adjustments
	Quarter Ended
	3/28/08	12/28/07	3/30/07

Net earnings per diluted share, GAAP	$0.36	$0.41	$0.12
After-tax severance and asset-impairment expense, per share	0.04	0.11	0.22
Other adjustments: Impact of settlement of foreign exchange forward contract, purchase accounting adjustments, accelerated depreciation, amortization of a retired credit facility’s fees and inventory write-downs, per share	(0.06)	--	0.02
Net earnings per diluted share excluding severance and asset-impairment expense and other adjustments	0.34	0.52	0.36

3. Segment operating profit excluding severance and asset-impairment expense, purchase accounting adjustments, accelerated depreciation and inventory write-downs
	Quarter Ended
	3/28/08	12/28/07	3/30/07

Electronic components operating profit	$7,555	$14,872	$3,100
Pre-tax severance and asset-impairment expense	1,965	4,663	9,915
Pre-tax impact of purchase accounting adjustments, accelerated depreciation and inventory write-downs	1,563	--	1,064
Electronic components operating profit, excluding severance and asset-impairment expense, purchase accounting adjustments, accelerated depreciation and inventory write-downs	11,083	19,535	14,079

Electrical contact products operating profit	5,810	5,339	4,991
Pre-tax severance and asset-impairment expense	--	275	--
Electrical contact products operating profit, excluding severance and asset-impairment expense	5,810	5,614	4,991
1. EBITDA (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding minority interest earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2008 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Technitrol, Inc.
David Stakun, 215-942-8428